UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the

                         Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): July 22, 2005

                              Hibernia Corporation
             (Exact name of registrant as specified in its charter)

Louisiana                            1-10294                    72-0724532
(State or other                    (Commission                 (IRS Employer
jurisdiction of                    File Number)              Identification No.)
incorporation)

313 Carondelet Street, New Orleans, Louisiana                 70130
  (Address of principal executive offices)                  (Zip Code)

Registrant's telephone number, including area code: (504) 533-3333

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[x] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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ITEM 8.01. OTHER EVENTS

               SERVICE RETENTION AGREEMENTS. As previously disclosed, in connection with the execution of the Agreement and Plan of Merger, dated as of March 6, 2005, between Hibernia Corporation and Capital One Financial Corporation, Mr. Boydstun entered into an employment agreement with Capital One that becomes effective upon completion of the merger. Subsequent to execution of the merger agreement and mailing of the proxy statement/prospectus relating to shareholder approval of the merger, in an effort to retain other executive officers of Hibernia until and following completion of the merger, after discussions with Capital One and in consideration for the executive officers' waiver of the "two times" cash severance payment, the income and employment tax gross-up for that payment, and the medical and other insurance benefits to be paid and provided under the executive officers' change of control agreements, Hibernia has offered all but two executive officers of Hibernia (who will be retiring at the completion of the merger), including each of Messrs. Bonitatibus and Samford and Ms. Gassan, a Service Retention Agreement.

               Although the details of the Service Retention Agreements are not yet finalized, and there are no assurances that they will be finalized or will be entered into, it is currently anticipated that such agreements will provide that the executive officer will be eligible to receive a retention payment equal to 100 percent of the cash severance benefit and income and employment tax gross-up that would have been payable to the executive officer under the executive officer's existing change of control agreement and the medical and insurance benefits to be provided to the executive officer under the executive officer's change of control agreement, or, possibly, a cash payment in lieu thereof, as elected by the executive officer (referred to in this description as the "welfare benefits"). Payments under the agreements would vest over two years, with some portion vesting on an accelerated basis on consummation of the merger with Capital One or another change of control of Hibernia. If, following a change of control and prior to the applicable vesting date, the executive officer's employment is terminated by Hibernia without "cause" or the executive officer resigns for "good reason" (each as referenced in the Service Retention Agreement), the executive officer would become vested in the retention payment and the welfare benefits. Hibernia would be able to terminate the Service Retention Agreements without the executive officer's consent at any time prior to a change in control of Hibernia (but only if the merger with Capital One is not completed before the first anniversary of the grant date) and, in such event, the provisions of the change of control agreement that were waived will become reinstated and the waiver would no longer be effective.

               EMPLOYMENT AGREEMENTS WITH MESSRS. BONITATIBUS, KOTTLER, STUART AND SAMFORD AND MS. GASSAN. Subsequent to execution of the merger agreement and mailing of the proxy statement/prospectus relating to shareholder approval of the merger, Capital One also began negotiations of an employment agreement with each of Messrs. Bonitatibus, Kottler, Stuart and Samford and Ms. Gassan that would be in addition to the Service Retention Agreements as described above. Although the details of the employment agreements have not yet been finalized, and there are no assurances that they will be finalized or will be entered into, it is currently anticipated that such agreements would provide for two year terms with Messrs. Bonitatibus, Kottler, Stuart and Samford and Ms. Gassan receiving an annual base salary of $313,200, $270,000, $260,000, $250,400 and
$272,900, respectively, an annual bonus, based on Capital One's and the executive officer's performance, from 0 to 120 percent of the executive officer's annual base salary and long term incentive compensation, based on Capital One's and the executive officer's performance, from 0 to 135 percent of the executive officer's annual base salary. During the term of the agreement, each of the five executives would also receive compensation, benefits and perquisites available to other Hibernia employees at the same level and enter into Capital One's standard change in control agreement provided to similarly situated executives of Capital One. The agreements are also expected to provide that upon termination of any of the executives by Capital One without "cause" or a resignation for "good reason" (in each case, as would be defined in the employment agreements), the executive would be entitled to receive a payment equal to 12 months of annual base salary plus 55 percent of annual base salary and the payments set forth in the Service Retention Agreement and the change in control agreement (to the extent such payments are not waived). For the one-year period following terminations of the executive officer's employment with
Capital One that trigger a severance payment under the employment agreement, the executive officer would be subject to a non-competition and non-solicitation of employees and customers provision.
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                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   HIBERNIA CORPORATION
                                   (Registrant)

Date: July 22, 2005                By:/s/ Cathy E. Chessin
                                     -------------------------
                                          Cathy E. Chessin
                                          Executive Vice President,
                                          Secretary and Corporate Counsel




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